EXHIBIT 10.1

NUVERA COMMUNICATIONS, INC.

Mr. Glenn Zerbe

5220 Larada Lane

Edina, Minnesota 55436

Dear Glenn:

            On behalf of the Board of Directors of Nuvera Communications, Inc. (the “Company”), I am pleased that you have accepted our offer to join the Company as its next President and Chief Executive Officer beginning on or about September 3, 2019.  This letter agreement (“Agreement”) and the other documents referred to herein will constitute the terms of your employment and your compensation and benefits with the Company.

1.          Position and Duties.  You will exercise all the duties and responsibilities and have all requisite authority of your position for and on behalf of the Company and its Affiliates (defined below).  You will report to the Company’s Board of Directors (the “Board”) and will perform such additional duties and responsibilities for the Company and its Affiliates as the Board shall assign to you from time to time consistent with your position.  You agree to serve the Company faithfully and to the best of your ability and shall devote your full working time, attention and efforts to the business of the Company during your employment with the Company.  You agree to follow and comply with applicable policies and procedures adopted by the Board and the Company from time to time.  For purposes of this Agreement, “Affiliate” means a partnership, a corporation, a limited liability company, a joint venture, or other unincorporated organization, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

2.          No Conflict. You hereby represent and confirm that you are under no contractual or legal commitments that would prevent you from fulfilling your duties and responsibilities as set forth above. While employed with the Company, you agree not to engage in other employment or other material business activity, except as approved in writing by the Board.  You may participate in civic, religious and charitable activities and personal investment activities to a reasonable extent, so long as such activities do not interfere with the performance of your duties and responsibilities hereunder or, unless approved by the Board, conflict with the business of the Company.

3.          Compensation and Benefits. While employed with the Company, you will be entitled to the compensation and benefits set forth on Schedule A, attached hereto. You may receive other benefits commensurate with your position as may be approved from time to time by the Compensation Committee of the Board.

4.          Expenses.  While you are employed with the Company, the Company shall reimburse you for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by you in connection with the business of the Company, subject to the Company’s normal policies and procedures for expense verification and documentation.

5.          Change in Control.  While employed with the Company, you will be entitled to severance if your employment is terminated following a Change in Control of the Company on the terms and conditions set forth in the Change in Control Agreement as presented to you, which you and the Company will execute simultaneous with the execution of this Agreement.

6.         Confidentiality and Noncompetition Agreement.  As a condition of your employment, on or prior to your first day of employment, you will execute and be bound by the restrictive covenants and other terms and conditions set forth on the Confidentiality and Noncompetition Agreement as presented to you.

7.         At-will Employment. You and the Company acknowledge that your employment with the Company and its Affiliates is at will and may be terminated by you or the Company at any time and for any reason, with or without previous notice. Upon your termination of employment with the Company for any reason you shall automatically resign from all titles, positions and appointments you then hold with the Company and any Affiliate and you agree to take all actions necessary to effectuate such resignations.  You shall promptly deliver to the Company any and all Company records and any and all Company property in your possession or under your control, including documents, notes, reports, printouts, computer storage devices, source codes, data, tables or calculations and all copies thereof, that in whole or in part contain any Confidential Information, trade secrets, or proprietary or other secret information of the Company or any of its Affiliates, and keys, vehicles, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or any of its Affiliates.  You may retain information and materials related to your personal compensation and benefits with the Company.

8.        Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by you and a representative of the Company who is authorized by the Board of Directors.

9.        Assignment.   Neither your or the Company may, without the written consent of the other, assign or delegate any of its rights or obligations under this Agreement, except that the Company may, without your consent, assign or delegate any of its rights or obligations under this Agreement to (a) any corporation or other business entity with which the Company may merge or consolidate, (b) any corporation or other business entity to which the Company may sell or transfer all or substantially all of its assets or capital stock.  After any such assignment, such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement.

NUVERA COMMUNICATIONS, INC.

Date: August 27, 2019	By:	/s/Perry Meyer

	Its:	Chairman

AGREED TO:

Date: August 27, 2019	/s/Glenn Zerbe
GLENN ZERBE

Schedule A

Compensation and Benefits

1. Salary and Incentive Compensation.

•             Base Salary.

▪    $255,000 annually, less all legally required and authorized deductions and withholdings, paid in accordance with Nuvera’s normal payroll policies and procedures.  Your base salary will be reviewed annually.

•             Short-Term Incentive Compensation.

▪    You will be eligible for an annual short-term incentive compensation of 35% of base salary at target performance, payable per the Management Incentive Plan, a portion of which will be in Nuvera stock.

▪    The performance criteria will be determined by the Compensation Committee and approved by the Board of Directors early in the calendar year, and you must be employed through the end of the calendar year.

•             Long-Term Incentive Compensation.

▪     For 2019, you will be receive a long-term incentive compensation equal to 45% of your actual base salary earned in 2019, awarded in the form of restricted stock units (RSUs) equal in value to the percentage based on the stock price on the date of grant, which will vest if you are employed with Nuvera on December 31, 2022, without any performance criteria applied. The RSUs will be issued in accordance with the terms of the 2017 Omnibus Stock Plan (Stock Plan) administered by the Compensation Committee and the terms of the award agreement.

▪     Beginning in 2020, you will be eligible to receive annually a long-term incentive compensation of 45% of base salary, awarded as RSUs equal in value to the percentage based on the stock price on the date of grant, to be earned over a period of three years.

▪     One third of the RSUs (15% of base salary) will be time-based and earned if you are employed at the end of the three-year period without any performance criteria applied.

▪     Two thirds of the RSUs (30% of base salary) will be based upon achievement at target of performance criteria to be established by the Compensation Committee at the beginning of the performance period and earned if you are employed with Nuvera at the end of the three-year period and the performance criteria have been met. The threshold performance-based award will be 50% of target and the maximum 150% of target RSUs.

2. Other Benefits

•            Employee Benefits. You will be entitled to participate in Nuvera’s standard employee benefit plans, subject to these plans’ eligibility terms.

3. Relocation Bonus

•            Relocation. You will be expected to purchase a home in and relocate your residence to New Ulm, Minnesota no later than March 31, 2020.

•            Bonus. Nuvera will pay you a cash bonus of $45,000 to aid you in the relocation, with $22,500 payable upon your first day of employment and the remainder of $22,500 upon the date you purchase a home and move your family into the home. If you do not purchase a home and move in by March 31, 2020, or your employment ends before that date, you will forfeit the Relocation Bonus, and must immediately repay the initial bonus, which Nuvera may withhold out of any other payments due you.

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